UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 2, 2007 (October 29, 2007)
Champion Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

1-9751	38-2743168

(Commission File Number)	(IRS Employer Identification No.)

2701 Cambridge Court, Suite 300, Auburn Hills, Michigan	48326

(Address of Principal Executive Offices)	(Zip Code)
(248) 340-9090

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.
Convertible Senior Notes Offering
On October 29, 2007, Champion Enterprises, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC (the “Underwriter”) relating to the sale by the Company of $160,000,000 aggregate principal amount of 2.75% convertible senior notes due 2037 (the “Notes”), with an option granted to the Underwriter to purchase up to an additional $20 million aggregate principal amount of Notes solely to cover over-allotments. The Notes will be issued under an indenture for senior debt securities between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), a form of which was filed as an exhibit to the Company’s S-3 filed on October 29, 2007, which will be supplemented by a first supplemental indenture between the Company and the Trustee, a form of which is filed herewith (the “Supplemental Indenture”).
The Notes will bear interest at a rate of 2.75% per year, payable May 1 and November 1 of each year, beginning on May 1, 2008. The Notes are convertible under certain circumstances and, if not converted earlier, mature on November 1, 2037. Holders of the Notes may require the Company to repurchase the Notes if the Company is involved in certain types of corporate transactions or other events constituting a fundamental change. Beginning in 2012, holders of the Notes will have the right to require the Company to repurchase all or a portion of their Notes on November 1 of each 2012, 2017, 2022, 2027 and 2032.
The foregoing description of the Underwriting Agreement and the Supplemental Indenture are qualified in their entirety by reference to the Underwriting Agreement and the Supplemental Indenture, which are attached hereto as Exhibit 1.1 and Exhibit 4.1, respectively, and are incorporated herein by reference.
Item 9.01   Financial Statements and Exhibits.
(d)  Exhibit.

Exhibit
Number	Description
1.1	Underwriting Agreement, dated October 29, 2007, by and among the Company and the Underwriter named therein.
4.1	Form of First Supplemental Indenture by and between the Company and the Trustee.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPION ENTERPRISES, INC.
By:	/s/ Phyllis A. Knight
Phyllis A. Knight, Executive Vice President and Chief Financial Officer

Date: November 2, 2007

EXHIBIT INDEX

Exhibit
Number	Description
1.1	Underwriting Agreement, dated October 29, 2007, by and among the Company and the Underwriter named therein.
4.1	Form of First Supplemental Indenture by and between the Company and the Trustee.